Exhibit 10.1

January 5, 2004

Mr. David F. Engelkemeyer
2 Bluff Road
Hull, MA 02045

Dear Dave:

The purpose of this letter is to set forth the terms of your employment with Banta Corporation as Vice President of Operations. As we discussed, your first day of employment will be February 2, 2004. This offer is contingent upon your successful completion of an employment-related physical including drug screen.

Your base salary will be $250,000 per year, with a next annual merit review in January 2005. You will participate in Banta’s Economic Profit Incentive Award Plan, and be eligible for a target bonus of 40% of your base salary, subject to Banta’s financial results. You will also participate in Banta’s Economic Profit Long-Term Incentive Award Plan and be eligible for an annual target bonus of 25% of your base salary, payable over a three-year period.

Upon joining Banta, you will be granted a non-statutory option to purchase 12,000 shares of Banta common stock under Banta’s 1995 Equity Incentive Plan. The exercise price for the option will be Banta’s closing price on the business day before your first day of employment. You will be eligible to participate in future option grants to executives as determined by Banta’s Compensation Committee.

To provide you security in the event of a “change of control”, you will be offered a three (3) year Key Executive Employment and Severance Agreement (KEESA). It is understood that prior to any “change in control”, as defined in the KEESA, either you or Banta may terminate your employment at any time. However, in the event that Banta should terminate your employment other than for reason of disability or for “cause” (as defined in the KEESA) prior to a change in control, you will be entitled to a severance payment equal to one (1) year salary and Banta will continue to provide health insurance for (1) year.

Mr. David F. Engelkemeyer
January 5, 2004

In addition to the above, you will be entitled to participate in Banta’ s Pension Plan, Supplemental Pension Plan (SERP), Incentive Savings Plan, and Deferred Compensation Plans, as well as the medical, dental, disability and life insurance programs of the Corporation. You will be entitled to a company car (level 4) and financial counseling, some portion of which will be taxable income to you under present laws.

Dave, I can’t tell you how excited and enthusiastic I am about the prospect of your joining Banta as our new Vice President of Operations. This is a particularly exciting time in our company. I know you will make a terrific business and strategic partner for me and will be a wonderful addition to our team and will contribute significantly to shaping Banta’s future growth and success.

I look forward to your positive response.

Best regards,

/s/ Stephanie A. Streeter

Stephanie A. Streeter
President and Chief Executive Officer

SAS/als

Enclosure

The foregoing is agreed to this_______ day of _____________, 2004.

/s/ David F. Engelkemeyer
David F. Engelkemeyer